As filed with the Securities and Exchange Commission on June 30, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Krispy Kreme, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	5400	37-1701311
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2116 Hawkins Street

Charlotte, North Carolina 28203

(800) 457-4779

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Michael Tattersfield

Chief Executive Officer

c/o Krispy Kreme, Inc.

2116 Hawkins Street

Charlotte, North Carolina 28203

(800) 457-4779

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Laura Kaufmann Belkhayat, Esq. Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001 Tel: (212) 735-3000	Deanna L. Kirkpatrick, Esq. Marcel R. Fausten, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Tel: (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-256664

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

(Do not check if a smaller reporting company)		Emerging Growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee(2)
Common stock, $0.01 par value per share	3,156,862	$17.00	$53,666,654	$5,855.03

(1)

Represents only the additional number of shares being registered and includes 411,764 additional shares that the underwriters have the option to purchase. In accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the amount being registered does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-256664).

(2)

Calculated under Rule 457(a) under the Securities Act of 1933, as amended, for purposes of determining the registration fee based on the initial public offering price of $17.00 per share. The registrant previously registered securities on a Registration Statement on Form S-1 (Registration No. 333-256664), which was declared effective on June 30, 2021. In accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended, an additional amount of securities having a proposed maximum aggregate offering price of $53,666,654 is hereby registered.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE

Krispy Kreme, Inc., a Delaware corporation (the “Registrant”), is filing this registration statement with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This registration statement relates to the public offering of securities contemplated by the registration statement on Form S-1, as amended (File No. 333-256664) (“Prior Registration Statement”), which the Commission declared effective on June 30, 2021.

The Registrant is filing this registration statement for the sole purpose of increasing by 3,156,862 shares the number of shares of its common stock, par value $0.01 per share, to be registered for sale, 411,764 of which may be sold by the Registrant upon exercise of the underwriters’ option to purchase additional shares solely to cover over-allotments, if any. The additional shares that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits to the Prior Registration Statement and the power of attorney included therein, are hereby incorporated by reference into this Registration Statement.

The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

23.1	Consent of Grant Thornton LLP, an Independent Registered Public Accounting Firm

23.2	Consent of Skadden, Arps, Slade, Meagher & Flom LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on page II-5 and II-6 of the Registration Statement on Form S-1 (File No. 333-256664) filed on June 1, 2021)

*	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Charlotte, North Carolina, on June 30, 2021.

KRISPY KREME, INC.

By:	/s/ Michael Tattersfield
	Name:	Michael Tattersfield
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Tattersfield	Director, President and Chief Executive Officer (Principal Executive Officer)	June 30, 2021
Michael Tattersfield

/s/ Josh Charlesworth	Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)	June 30, 2021
Josh Charlesworth

*	Chief Accounting Officer (Principal Accounting Officer)	June 30, 2021
Joey Pruitt

*	Director, Chairman of the Board	June 30, 2021
Olivier Goudet

*	Director, Vice Chairman of the Board	June 30, 2021
Paul Michaels

*	Director	June 30, 2021
David Bell

*	Director	June 30, 2021
Patricia Capel

*	Director	June 30, 2021
Ozan Dokmecioglu

*	Director	June 30, 2021
David Deno

*	Director	June 30, 2021
Carl E. Lee, Jr.

*	Director	June 30, 2021
Debbie Roberts

*	Director	June 30, 2021
Lubomira Rochet

*	Director	June 30, 2021
Michelle Weese

*	Director	June 30, 2021
Henry Yeagley

*By:	/s/ Catherine Tang
Catherine Tang
Attorney-in-Fact